FORM 5

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See
    Instructions 1(b).

[  ]  Form 3 Holdings Reported
[  ] Form 4 Transactions Reported

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                 ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1. Name and Address of Reporting Person

   Haas, David
-----------------------------------------------------
   (Last)            (First)            (Middle)

   45 Rockefeller Plaza, Suite 2000
-----------------------------------------------------
                     (Street)

   New York, NY 10111
-----------------------------------------------------
   (City)               (State)         (Zip)

_______________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol

   The Todd-AO Corporation (NASDAQ: TODDA)

_______________________________________________________________________________
3. IRS or Social Security Number of Reporting Person (Voluntary)
_______________________________________________________________________________
4. Statement for Month/Year

   August 1997
_______________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)

_______________________________________________________________________________
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [  ] 10% Owner
   [x] Director
   [  ] Officer (give title below)
   [ ] Other (specify below)

   --------------------------------------------------
__________________________________________________________________________

                    TABLE I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------

1.		2.	  3.	     4.			    5.	           6.		7.
---------------------    --------    ----------   ------------------------------    -----------        ----------    ----------
							    Amount of
							    Securities
							    Beneficially   Owner-
							    Owned a t      ship
		Trans-      Trans-          Securities Acquired (A) End of           Form:
		action      action          or Disposed of (D)          Issuer's          Direct       Nature of
		Date        Code            (Instr. 3, 4 and 5)            Fiscal             (D) or       Indirect
Title of                 (Month/     (Instr. 8)   ----------------------------    Year               Indirect    Beneficial
Security                  Day/       ----------	        (A) or	     (Instr.            (I)             Ownership
(Instr. 3)                Year)      Code   V     Amount  (D)      Price      3 and 4)        (Instr. 4)   (Instr. 4)
---------------------    --------    ----  ----      ----------- ------  ---------     -----------        ----------   ----------

Class A
Common Stock						     5,000 (1)		D


Note
 (1) Consists entirely of director's stock options exercisable within 60 days.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

                     TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g. puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------
1.	      2.	       3.           4.	           5.		             6.                    7.           	     8.       9.

								       Title and
				           Number of	          Date Exer-      Amount of
				           Derivative	          cisable and      Underlying		Number of
				           Securities	          Expiration       Securities           Price   Derivative
	     Conver-                  Trans-       Acquired (A)       Date (Month/  (Instr. 3              of        Securities
	     sion or     Trans-    action        or Disposed         Day/Year)        and 4)                Deriv- Benefi-
	     Exercise  action     Code         of (D)	          --------------	     --------------	   ative     cially
Title of        Price of   Date       (Instr.       (Instr. 3,	          Date                         Amount     Secur-  Owned at
Derivative   Deriv-     (Month/    8)	           4 and 5)	          Exer-   Expir- 	 or Num-    ity        End of
Security      ative         Day/      --------        ----------	          cis-      ation	 ber of       (Instr.   Year
(Instr. 3)     Security   Year)     Code  V      (A)        (D)        able     Date     Title  Shares       5)	   (Instr. 4)

Directors							     Class A
Stock		     01/08				          01/08  08/31   Common
Option	      $10.50  1997	     A		25,000             1997    2006    Stock    25,000	   25,000*


TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g. puts, calls, warrants, options, convertible securities)
				CONTINUED
10.           11.
---------    ----------
Ownership
Form of
Deriv-
ative
Security:
Direct
(D) or     Nature of
Indirect    Indirect
(I)          Beneficial
(Instr.    Ownership
4)	    (Instr. 4)

D

Explanation of Responses:
* subject to vesting restrictions



	/s/ David Haas			October  6, 1997
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.